UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
April 10, 2020
Date of Report (date of earliest event reported)
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CLOUDERA, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-38069	26-2922329
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
_______________________________________________
395 Page Mill Road
Palo Alto, CA 94306
(Address of principal executive offices and zip code)
(650) 362-0488
(Registrant's telephone number, including area code)
___________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.00005 per share	CLDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Cloudera, Inc. (the “Company”) approved the amendment and restatement of the Company’s form of Severance and Change in Control Agreement (the “Amended CiC Agreement”) which provides severance benefits for eligible terminations for Jim Frankola, the Company’s Chief Financial Officer and Arun Murthy, the Company’s Chief Product Officer (together, the “Executive Officers”). Such amendments were made to align the severance benefits with peer practices and offer a competitive compensation program.

Pursuant to the Amended CiC Agreement, the Company has agreed to make certain payments and provide certain benefits upon termination of employment by the Company without “cause” (as defined in the Amended CiC Agreement or by the Executive Officer for “good reason” (as defined in the Amended CiC Agreement). These payments and benefits depend on whether or not such termination occurs in connection with a change in control (as defined in the Amended CiC Agreement) and will be subject to the Executive Officer’s execution and non-revocation of a general release of claims in a form prescribed by the Company. The Amended CiC Agreement is substantively the same as the current Severance and Change in Control Agreement except as indicated below.

Under the Amended CiC Agreement “cause” includes the Executive Officer’s failure to follow the Company’s policies that results in, or could reasonably be expected to result in, material harm to the Company and “good reason” includes a reduction of more than 10% in the Executive Officer’s total target cash compensation as an employee of the Company (previously 10% of base salary).

If the termination of the Executive Officer occurs during the period commencing three months prior to and ending twenty-four months (previously twelve months) following a change in control, the Executive Officer will be entitled to receive:

i.a lump sum payment equal to the sum of:
a.his then-current annual base salary;
b.his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year); and
c.a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);
ii.twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
iii.accelerated vesting of 100% of all outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement); and
iv.a twelve month post-termination exercise window for all outstanding non-qualified stock options.
If the termination of the Executive Officer does not occur during the period commencing three months prior to and ending twenty-four months (previously twelve months) following a change in control, the Executive Officer will be entitled to receive:
i.a lump sum payment equal to the sum of:
a.his then-current annual base salary;
b.50% of his then-current annual target bonus (calculated as if all applicable bonus targets were achieved and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year) (previously not provided); and
c.a prorated portion of his annual target bonus (calculated as if all applicable bonus targets were achieved and based on the number of days worked during the bonus period and to the extent the target bonus is paid more frequently than annually, bonus amounts will be aggregated to represent a full year);

ii.twelve months of COBRA premiums (or a taxable payment in an amount equal to such premiums);
iii.twelve months of additional vesting of any then-unvested shares subject to outstanding equity awards (and with respect to awards that would otherwise vest upon satisfaction of performance criteria, this acceleration will apply at the target level of the performance criteria unless specifically provided otherwise in the equity award agreement) (previously not provided); and
iv.a twelve month post-termination exercise window for all outstanding non-qualified stock options.
Pursuant to Amended CiC Agreement, Messrs. Frankola and Murthy have also agreed to refrain from competing with the Company while employed with the Company and to refrain from soliciting any of the Company’s employees or consultants during, and for the one-year period following, employment with the Company.
The foregoing description of the Amended CiC Agreement is a summary and is qualified in its entirety by reference to the full text of the agreement which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2020.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Number	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 2020	CLOUDERA, INC.

	By:	/s/ David Middler
	Name:	David Middler
	Title:	Chief Legal Officer